                                                                    EXHIBIT 99.1


[MOTIVEPOWER                       [WABCO LOGO]                          PRESS
INDUSTRIES LOGO]                                                         RELEASE





CONTACT:   TIM WESLEY AT (412) 201-2830 FOR MOTIVEPOWER INDUSTRIES
           ALVARO GARCIA-TUNON AT (412) 825-1317 FOR WESTINGHOUSE AIR BRAKE


           MOTIVEPOWER INDUSTRIES AND WESTINGHOUSE AIR BRAKE ANNOUNCE
                                MERGER OF EQUALS
                 TO CREATE PREMIER RAIL EQUIPMENT SUPPLY COMPANY

           -----------------------------------------------------------
        ACCRETIVE COMBINATION OF COMPLEMENTARY MARKET LEADERS WILL OFFER MOST COMPLETE RANGE OF LOCOMOTIVE AND FREIGHT CAR PRODUCTS AND SERVICES

           ----------------------------------------------------------
              UNIQUELY POSITIONED TO CAPITALIZE ON INDUSTRY GROWTH,
                      CONSOLIDATION, AND OUTSOURCING TRENDS

            PITTSBURGH and WILMERDING, PA, June 3, 1999 - MotivePower Industries, Inc. (NYSE: MPO) and Westinghouse Air Brake Company (NYSE:
       WAB) today announced the signing of a definitive merger of equals agreement that will create the premier supplier of products and services for the railroad industry, with combined revenues of $1.2 billion projected in 1999 and an equity market capitalization in excess of $1 billion. The merger is subject to regulatory and shareholder approvals, and is expected to be completed by the end of the third quarter.

            The combined company will retain the name MotivePower Industries and the New York Stock Exchange symbol "MPO." The prestigious Westinghouse Air Brake name, which is recognized throughout the world, will also be retained and will continue to be used as a division and product name. The combined company will be based in the Pittsburgh area.

            Management of the combined company will be as follows: John C.
       (Jack) Pope, chairman of MotivePower Industries, will be chairman; William E. Kassling, chairman and chief executive officer of Westinghouse Air Brake, will be chief executive officer; Gregory T.H. Davies, president and chief operating officer of Westinghouse Air Brake, will hold the same position; and Robert J. Brooks, chief financial officer of Westinghouse Air Brake, will hold the same position.

            Under the terms of the definitive agreement, Westinghouse Air Brake shareholders will receive 1.3 shares of MotivePower Industries stock for each share they own, representing a 55 percent interest in the combined company on a fully diluted basis. The transaction will be tax-free to Westinghouse Air Brake shareholders and is expected to be accounted for as a


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[MOTIVEPOWER                       [WABCO LOGO]                          PRESS
INDUSTRIES LOGO]                                                         RELEASE



       pooling-of-interests. The merger agreement contains no collars, and each company has granted to the other company a 19 percent stock option.

            The merger is expected to be accretive to MotivePower Industries' earnings per diluted share by about 10 percent in 1999, 2000 and 2001, excluding synergies, transaction costs and a restructuring reserve to be determined. In addition, the combined company is expected to achieve a substantial combination of revenue growth opportunities, efficiency improvements and cost savings through synergies. They include: marketing Westinghouse Air Brake's products through MotivePower Industries' existing distribution and service channels, and vice versa; offering an integrated electronics package for locomotive overhauls; combining efforts to penetrate growing international markets using bases of operation established by each company in places such as Mexico, the United Kingdom, Australia and Italy; jointly developing new products and improving existing products; expanding use of the WABCO Quality and Performance System (QPS); and improving the use of existing facilities. These synergies are expected to result in operating income improvements of $10 million pre-tax, or 10 cents per diluted share after-tax, in 2000. By year-end 2000, these synergies are expected to reach an annual run rate of $20 million pre-tax, or 20 cents per diluted share after-tax; and they are expected to increase in future years.

            The combined company is expected to have operating cash flow (operating income plus depreciation and amortization) of more than $225 million in 1999. With debt of about $600 million, this level of operating cash flow is expected to result in a coverage ratio of about 5.8-to-1 (earnings before interest, taxes, depreciation and amortization divided by interest expense). While MotivePower Industries expects to reduce debt with cash flow from operations, its financial structure will be a strong base for future growth and acquisitions.

            Pope said: "This merger is clearly a win-win for the shareholders of both companies. We are taking two very strong, highly successful entities with very little product overlap and combining them into one company, with powerful earnings accretion in 1999 and beyond. The combined company will have a highly talented and experienced management team capable of generating superior growth opportunities and even stronger operating cash flow. We fully expect to further enhance our position as a high-quality, customer-focused, low-cost supplier, and to solidify the new MotivePower Industries as the leading consolidator in the rail equipment supply sector."

            Kassling said: "The new MotivePower Industries will be uniquely positioned to serve its global customers as a true `one-stop shop' for a complete package of locomotive and freight car components and services. We will also have increased financial strength to continue to invest in new products and new technologies. In particular, we expect to capitalize on the growth of locomotive and freight car electronics in the rail industry. We will also look for opportunities to expand our very successful WABCO QPS, which has led to dramatic improvements in quality, productivity and efficiency during the past several years. We are


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[MOTIVEPOWER                       [WABCO LOGO]                          PRESS
INDUSTRIES LOGO]                                                         RELEASE



       very excited by the opportunities created from this merger and are anxious to put our plans into motion."

            The merger will combine two complementary companies with leading shares of their respective rail market segments and minimal product overlap. MotivePower Industries is a leading provider of power-related locomotive components and services for the aftermarket, and a leading manufacturer of new low-horsepower locomotives. Westinghouse Air Brake is a leader in both the aftermarket and the original equipment market for its locomotive and freight car components, and has a leading position in the growing public transit segment of the rail market. The companies also have complementary market shares for international business, with MotivePower Industries' leading position in the Mexican rail industry, and Westinghouse Air Brake's presence in Canada, Europe, Asia and the Pacific Rim. The combined company will also have improved diversity of sales by customer, by region and by product line.

            The combined company's Board of Directors will have seven members from each company.

            The new MotivePower Industries will have nearly 7,500 employees, with 50 manufacturing, distribution and service facilities throughout the U.S., Mexico, Canada, Europe, Asia and the Pacific Rim.

            The Board of Directors of Westinghouse Air Brake also announced that it has terminated its previously adopted, open-market, stock purchase plan.

            Wasserstein Perella served as financial adviser to MotivePower Industries, and Credit Suisse First Boston served as financial adviser to Westinghouse Air Brake.

            MotivePower Industries (www.motivepower.com) is a leader in the manufacturing of products for rail and other power-related industries. Through its subsidiaries, the company manufactures and distributes engineered locomotive components; provides locomotive and freight car fleet maintenance; overhauls locomotives, freight cars and diesel engines; manufactures new, environmentally friendly, switcher, commuter and mid-range locomotives up to 4,000 horsepower; and manufactures components for power, marine and industrial markets.

            Westinghouse Air Brake Company (www.wabco-rail.com) is North America's largest manufacturer of value-added equipment for locomotives, railway freight cars and passenger transit vehicles. The company's mission is to be the leading supplier of world-class products and services to the railroad freight and transit industries, helping its customers to achieve higher levels of safety and productivity so they can compete more effectively.


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[MOTIVEPOWER                       [WABCO LOGO]                          PRESS
INDUSTRIES LOGO]                                                         RELEASE



            This press release contains forward-looking statements, such as the statements regarding the benefits and cost savings that can be achieved through the merger of equals transaction. The company's actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, the following: the company's inability to achieve planned synergies; a slowdown in the U.S. or Mexican economy; a decrease in NAFTA rail traffic; continued consolidation by U.S. and Canadian railroads, which could cause them to reduce purchases of goods and services; a strengthening or a weakening of the U.S. dollar and/or a change in the availability of letters of credit in targeted foreign markets; the company's ability to timely and efficiently implement productivity improvement plans; the company's ability to maintain current favorable relations with its labor unions; the company's ability to successfully complete its information technology upgrade and business improvement project, including "Year 2000" compliance; and other factors contained in each company's regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

MOTIVEPOWER INDUSTRIES AND WESTINGHOUSE AIR BRAKE COMPANY
UNAUDITED PRO FORMA FINANCIAL SUMMARIES



FOR THE YEAR ENDED DECEMBER 31, 1998
($ in millions, except per share data)                                                        Combined
                                                  MotivePower           Westinghouse          Company
                                                  -----------           ------------          ---------
Net sales                                          $  365.2              $  670.9             $ 1,036.1
Gross profit                                           81.3                 219.2                 300.5
Operating income                                       40.4                 104.7                 145.1
Net income                                             32.2                  41.6                  73.8

Average shares outstanding                             27.9                  25.7                  61.3
Earnings per diluted share                             1.15                  1.62                  1.20

Depreciation & Amortization                            11.4                  25.2                  36.6
Capital expenditures                                   28.9                  29.0                  57.9

Total assets                                          371.2                 596.2                 967.4
Total net debt                                        100.1                 464.5                 564.6
Total stockholders' equity                            177.9                 (33.8)                144.1



FOR THE QUARTER ENDED MARCH 31, 1999
($ in millions, except per share data)                                                        Combined
                                                  MotivePower           Westinghouse          Company
                                                  -----------           ------------          ---------
Net sales                                          $ 107.3              $   191.2             $   298.5
Gross profit                                          27.5                   61.5                  89.0
Operating income                                      14.8                   28.9                  43.7
Net income                                             7.9                   11.9                  19.8

Average shares outstanding                            28.1                   25.8                  61.7
Earnings per diluted share                            0.28                   0.46                  0.32

Depreciation & Amortization                            3.8                    6.8                  10.6
Capital expenditures                                   3.8                    6.5                  10.3

Total assets                                         407.8                  609.5               1,017.3
Total net debt                                       123.0                  465.9                 588.9
Total stockholders' equity                           186.6                  (19.4)                167.2

